EXHIBIT 10.1

MK-FERGUSON PLAZA

Cleveland, Ohio

OFFICE LEASE

LANDLORD

POST OFFICE PLAZA LIMITED PARTNERSHIP,

an Ohio limited partnership

TENANT

EDUCATION LOAN SERVICING CORPORATION,

a Delaware corporation

Suite No. 125

MK-FERGUSON PLAZA

LEASE AGREEMENT

TABLE OF CONTENTS

1.	DEMISE	1

2.	USE OF PREMISES	3

3.	ANNUAL BASE RENT	3

4.	DEFINITIONS	4

5.	ADJUSTMENT OF RENTS AND ADDITIONAL CHARGES	10

6.	BUILDING SERVICES	13

7.	RIGHTS RESERVED BY LANDLORD	14

7A.	INDEMNITY AND INSURANCE	15

8.	DELIVERY AND SURRENDER OF POSSESSION	18

9.	LOSS OR DAMAGE TO PROPERTY	19

10.	HOLDING OVER	19

11.	ASSIGNMENT AND SUBLETTING	19

12.	ALTERATIONS—PERSONAL PROPERTY	20

13.	TENANT'S REPAIR OBLIGATION	21

14.	DISPOSAL OF INFECTIOUS WASTE	21

15.	UNTENANTABILITY	22

16.	DEFAULT BY TENANT	22

17.	SUBORDINATION OF LEASE	24

18.	NOTICE	25

19.	ACCESS TO BUILDING	25

20.	COMMON AREAS	26

21.	RELOCATION	26

22.	EMINENT DOMAIN	26

23.	NO WAIVER	27

24.	ESTOPPEL CERTIFICATES	27

25.	SECURITY DEPOSIT	27

26.	RULES AND REGULATIONS	27

27.	BROKER	28

28.	ENTIRE AGREEMENT	28

29.	RECORDING	28

30.	PARAGRAPH HEADINGS	28

31.	QUIET ENJOYMENT	29

32.	GUARANTY:	29

34.	LEASEHOLD IMPROVEMENTS:	33

35.	MANDATORY TAKE-DOWN OF ADDITIONAL SPACE:	34

36.	RIGHT OF SECOND REFUSAL TO LEASE ADDITIONAL SPACE:	35

37.	TEMPORARY SPACE:	36

ii

LEASE

THIS LEASE AGREEMENT made and entered into as of the 16th day of March, 2004, between POST OFFICE PLAZA LIMITED PARTNERSHIP, an Ohio limited partnership, having an address for purposes hereof at: Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267 (hereinafter called “Landlord”), and EDUCATION LOAN SERVICING CORPORATION, a Delaware corporation, having an address for purposes hereof at: 12760 High Bluff Drive, Suite 210, San Diego, California 92130 (hereinafter called “Tenant”):

WITNESSETH:

1.	DEMISE; TERM; OPTIONS TO RENEW:

(a) Demise. Landlord leases to Tenant and Tenant leases from Landlord the premises which are identified as Suite No. 125 on the first (1st) floor and a portion of the mezzanine level, as shown on Exhibit “A”, located in the building known as MK-Ferguson Plaza, located at 1500 West Third Street, Cleveland, Ohio 44113 (hereinafter called the “Building”). For purposes of this Lease, Suite No. 125 shall be deemed to contain (i) as of the Commencement Date (as hereinafter defined) approximately 14,707 square feet of “usable area” (as hereinafter defined) and 16,192 square feet of “rentable area” (as hereinafter defined); (ii) as of the date Tenant takes possession of the First Take-Down Space (as hereinafter defined), approximately 18,258 square feet of “usable area” and 20,102 square feet of “rentable area”; and (iii) as of the date Tenant takes possession of the Second Take-Down Space (as hereinafter defined), approximately 21,785 square feet of “usable area” and 23,985 square feet of “rentable area” (hereinafter called the “Premises” or the “Demised Premises”, as shown on Exhibit “A”). Each of Landlord and Tenant acknowledge that Suite No. 125 is being built-out in one phase such that the aggregate square footage of 21,785 square feet of usable area shall be open and contiguous, that Tenant shall only have the right to occupy and use the portions it has taken possession of pursuant to this Paragraph and Paragraph 35 and that Landlord covenants not to use, occupy or allow any access to such additional space by any other person or entity.

(b) Term. The Term of this Lease Agreement shall be for a term of ten (10) years, unless sooner terminated or extended as hereinafter provided, commencing on the earlier to occur of the following: (i) the date on which Tenant occupies the Premises for the conduct of its business, or (ii) ten (10) business days following the date on which Tenant receives written notice from Landlord that the leasehold improvements to be performed by Landlord or its contractor are “substantially completed” as hereinafter defined and Tenant has had an opportunity to perform a walk-through inspection (the earlier of the foregoing dates being hereinafter referred to as the “Commencement Date”). Landlord hereby acknowledges that in order for Tenant’s business to become operational in the Premises, Tenant must incur substantial and material costs in connection with, among other things, the ordering, delivery and set-up of equipment and the hiring of employees. To facilitate Tenant’s preparation for occupancy of the Premises, Landlord shall, within thirty (30) days of the date of execution of this Lease, provide Tenant no less than ninety (90) days prior written notice of the date Landlord projects the Premises will be Substantially Completed.

(c) Options to Renew. (i) Landlord hereby grants to Tenant an option to renew the Term of the Lease for two (2) additional terms of five (5) years each commencing with the expiration of the then current Term (each, a “Renewal Term”), exercisable by Tenant giving Landlord written notice of its intent to renew not less than eighteen (18) months prior to the date of expiration of the Lease or the then applicable Renewal Term, as the case may be and shall be subject to the following conditions: (i) Tenant is not then in default of its obligations under the Lease beyond all applicable notices and opportunities to cure, and (ii) all other terms and conditions of the Lease for the Renewal Term shall be the same as contained in the original Lease except that (w) the Annual Base Rent for the Renewal Term shall be at the prevailing market rental rate as of the date the Renewal Term commences but in any event, not less than the Annual Base Rent plus escalations being paid by Tenant at the expiration of the Original Term, (x) Tenant shall have no further options to renew the Term of this Lease after the second such renewal (if exercised), (y) the Landlord shall have no obligation to provide additional Tenant improvements except as may otherwise be agreed upon in writing by Landlord and Tenant, and (z) the Base Year for the first (1st) Renewal Term shall be calendar year 2015 and the Base Year for the second (2nd) Renewal term shall be calendar year 2020. In determining the prevailing market rental rate, consideration shall be given to then available terms for comparable buildings in downtown Cleveland including free rent, base year, gross-up provisions, tenant improvement allowances, brokerage fees, architectural allowances and Common Area factors.

(ii) In the event Landlord and Tenant are unable to determine and negotiate the prevailing market rental rate within sixty (60) days after Tenant’s exercise of its renewal option, then each party’s good faith determination of the “prevailing market rental rate” shall be submitted to arbitration by open bid with a copy to the other party, in accordance with the following procedure:

A. Not later than seventy (70) days after Tenant’s exercise of its renewal option, Landlord and Tenant shall each appoint one independent arbitrator who shall by profession be a real estate appraiser (with the professional designation of M.A.I. or, if M.A.I. ceases to exist, a comparable designation from an equivalent professional appraiser organization) who shall have been active over the ten (10) year period ending on the date of such appointment in appraising or leasing of commercial office properties in Cleveland, Ohio. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted “prevailing market rental rate” for the Premises is the closest to the “prevailing market rental rate” for the Premises as determined by the arbitrators, taking into account all relevant elements.

B. The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

C. The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a final decision as to whether the parties shall use Landlord’s or Tenant’s submitted “prevailing market rental rate” and shall notify Landlord and Tenant thereof in writing.

D. The decision of the majority of the three arbitrators shall be deemed the decision of all the arbitrators and shall be binding upon Landlord and Tenant.

E. If the arbitrators fail to agree upon and appoint a third arbitrator both arbitrators shall be dismissed and Landlord and Tenant shall each promptly select and appoint one new arbitrator each possessing the qualifications described in Subsection A. Such new arbitrators shall promptly follow the procedures outlined in Subsections A, B and C.

F. The costs of arbitration shall be paid by Landlord if Tenant’s submitted “prevailing market rental rate” is selected and by Tenant if Landlord’s submitted “prevailing market rental rate” is selected.

G. Notwithstanding the foregoing, if either Landlord or Tenant fails to appoint an arbitrator within seventy days (70) after Tenant exercises its renewal option as provided for in Subsection A and such failure to appoint an arbitrator is not cured within ten (10) days after receipt by such failing party of written demand to do so by the other party (which other party shall have appointed its arbitrator prior to sending such written demand), then the arbitrator appointed by the party sending such demand shall obtain from the then president of the Cleveland Area Board of Realtors (unless such person is then in the employ of either party, in which event, from the holder of the next highest elective office) identification of a designated second arbitrator possessing the qualifications described in Subsection A, who shall be appointed and serve.

2.	USE OF PREMISES:

The Premises shall be used and occupied by Tenant as a business office (including, without limitation, use as a call center), for meeting purposes only and for related purposes, and for no other purpose.

3.	ANNUAL BASE RENT:

In consideration thereof, Tenant covenants to pay Landlord without demand an “annual base rent” (as hereinafter defined) for the Premises at the rates as are more fully set forth in Rider “A”, Paragraph 32 throughout the Term, in equal monthly installments as are more fully set forth in Rider “A”, each payable in advance, without deduction or set off, in legal tender of the United States of America on the first day of each and every calendar month during the same term at Landlord’s offices in care of P.O. Box 72069, Cleveland, Ohio 44192-0069; or at such other place as Landlord may from time to time in writing designate. The amount of such rent to be paid by Tenant is subject to adjustment from time to time as set forth in Paragraph 5. The rent reserved and all other charges hereunder not paid by Tenant when due shall bear interest at the rate of two percent (2%) per month. Subject to adjustment as set forth in Paragraph 8, “Annual Base Rent” and utility charges shall begin to accrue on the Commencement Date. Additional Charges (as hereinafter defined) (other than utility charges) shall begin to accrue as of January 1, 2005 in the form of increases over Base Year Operating Expenses and Taxes as hereinafter more fully described. Annual Base Rent or utility charges for any partial month during which Tenant occupies the Premises for the conduct of its business from and after the Commencement Date shall be prorated on a per diem basis. Tenant agrees at no time to pay any monthly installment of Annual Base Rent more than one (1) month in advance of its due date.

4.	DEFINITIONS:

As used in this Lease, the following terms shall have the following respective meanings:

(a) “Annual Base Rent”—The annual rent to be paid by Tenant to Landlord pursuant to the provisions of Paragraph 3 and Rider “A”—Paragraph 33.

(b) “Additional Charges”—Any and all amounts due Landlord in addition to Annual Base Rent including, but not limited to, utility charges and Operating Expense and Tax adjustments pursuant to Paragraph 5 herein.

(c) “Adjusted Annual Rent”—The Annual Base Rent as hereinafter adjusted in accordance with the provisions hereof, but in no event less than the Annual Base Rent and provided Landlord has made demand for such adjustment within two (2) years following the date upon which a statement for such Comparison Year was required to be delivered as hereinafter provided.

(d) “Base Operating Expenses”— The actual Building Operating Expenses per square foot of “usable area” actually incurred by Landlord for calendar year 2004.

(e) “Base Taxes”—The actual Building Taxes per square foot of “usable area” incurred by Landlord for calendar year 2004.

(f) “Common Areas”—The public hallways, entrances, lobbies, vestibules, stairways, corridors, passenger and freight elevators, public restrooms, loading docks and other public and/or common areas of the Building provided by Landlord for the common or joint use and benefit of the tenants and occupants of the Building and their employees, agents, servants, customers and other invitees.

(g) “Comparison Year”—The calendar year 2005 and each succeeding calendar year in which any portion of the Lease Term falls.

(h) “Electric Charges”—Tenant will be charged by Landlord for electric usage on actual meter readings of Tenant’s use of such facilities only utilizing demand registers dedicated solely to the Premises. Charges will be calculated based upon, and shall be no greater than, the rates Tenant would be required to pay if Tenant were obtaining electric services directly from The Cleveland Electric Illuminating Company’s (“CEI”). Landlord hereby confirms that the rates Tenant would be required to pay if Tenant were obtaining electric services directly from CEI are CEI’s General Service Rate for peak demands less then 30 kilowatts, Small General Service Rate for peak demands of 31 to 149 kilowatts, and Medium General Service Rate for peak demands of 150 kilowatts and above.

(i) “Tenant’s Share”—The percentage which the rentable area of the Premises is of the total rentable area of the Building, which percentage is agreed upon as being Three and Thirty-Two Hundredths percent (3.32%). Exhibit “F” attached hereto sets forth the rentable area of the Premises and each other floor of the Building, the total rentable area of the Building, and the calculation of Tenant’s Share. In the event that additional areas are added to the Premises under this Lease or if final as-built or CAD measurements of the finished Premises should differ from that set forth in Paragraph 1, the foregoing percentage shall be adjusted accordingly provided Landlord furnishes Tenant with updated Exhibits “A” and “F” for Tenant’s review and approval.

(j) “Operating Expenses”—Shall mean all expenses, costs and disbursements of every kind and nature paid or incurred by or on behalf of Landlord with respect to or for the operation, maintenance, ordinary repair, administration and management of the Building (which in no event shall exceed three (3%) percent of Building net rental income), in accordance with accepted accounting principles and sound management practices applied to non-institutional first-class office buildings in the City of Cleveland. Without in any way limiting the generality of the foregoing, Operating Expenses may include the following (provided there is no duplication of costs):

(a) Direct Building Costs.

(1) Wages, including all fringe benefits of every kind, Workers Compensation and payroll taxes of employees of Landlord engaged in the operation, maintenance, administration and management of the Building unless such employee is above the grade of general manager of the Building;

(2) Costs of non-capital goods, tools, supplies and services supplied or used in or with respect to the operation, maintenance, ordinary repair, administration, and management of the Building, including, without limitation, the cost of: insurance premiums and insurance consultants; cleaning, painting, janitorial, trash removal, security (including uniforms) and other services; reasonable legal, accounting and other consultants fees to the extent the same are not incurred as a result of Landlord’s breach of its obligations pursuant to a lease or other agreement; operation of elevators and security systems; operation of heating, cooling, air conditioning and ventilating systems for the Common Areas of the Building; hot and cold water, gas, steam, electricity, sewer and other utilities for the Common Areas of the Building (excluding in each case costs which are either separately metered to tenants’ spaces in the Building or otherwise recovered directly from tenants); maintenance of and repairs to the Building other than tenant spaces and other non-Common Areas, and to any equipment, machinery or apparatus, including elevators therein; window cleaning; service agreements (with unrelated third parties) on equipment; licenses, permits and inspections; contesting the validity or applicability of any law if a successful contest actually reduces Operating Expenses; and landscaping, signs, plazas, furnishings, water elements, sidewalks, streets and walkways in or in public spaces adjacent to the Building;

(3) Reasonable and customary management fees and other costs and expenses paid to Landlord’s managing agent, or if no managing agent for the Building is employed by Landlord, a sum in lieu thereof equal to the share of the administrative management costs hereinafter described in subsection (b) which are allocable to the Building but in no event to exceed three (3%) percent of Building net rental income;

(4) Amortization of the cost of installation of capital investment items which are installed for the purpose of reducing operating expenses, increasing Tenant safety or which may be required by governmental authority, together with interest on such cost or the unamortized balance thereof at the current Base Rate of National City Bank or its successors per annum or at the rate of interest paid or to be paid by Landlord for funds borrowed to finance such cost, whichever is higher. In the case of installations for the purpose of reducing Operating Expenses, Landlord shall provide a cost justification showing that the reduction in Operating Expenses is greater than the annual amortization amount related to the capital investment item. All such costs which relate to the installation of capital investment items required by governmental authority or for the purpose of increasing Tenant safety shall be amortized over the useful life of the capital investment item, with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building. In no calendar year shall the additions to Operating Expenses pursuant to this Section 4(j)(a)(iv) exceed the Operating Expenses saved in such calendar year by reason of a capital investment item made pursuant to this Section 4(j)(a)(iv) for the purpose of reducing Operating Expenses.

(5) Rentals (including interest charges) paid by Landlord to unrelated third partes with respect to machinery, equipment, tools, materials, facilities or systems installed or used after completion of the Building and provided or used by Landlord for the normal operation, maintenance, administration and management of the Building;

(6) Those taxes, duties, charges, levies and assessments which are expenses as a part of the Building’s operation, maintenance and management, but which are not included within Taxes (as defined below), such as sales, use, payroll and utility taxes;

(7) Provided the Building Common Areas and the Premises are in compliance with laws (as described below) prior to the execution of this Lease (the cost of such compliance shall be solely upon Landlord), all expenses and costs incurred by Landlord with respect to the Common Areas of the Building (other than for capital improvements, which are covered by item (4) above) as a result of or in order to comply with changes in laws following the execution of this Lease, including, without limitation, laws pertaining to the Americans with Disabilities Act (“ADA”), energy or natural resource conservation or environmental protection (such as the costs of securing alternative sources of utilities, energy or other products or services, and the costs of making the Building or the Premises compatible with the use of such alternative sources); and Landlord represents that the Common Areas of the Building are currently ADA compliant and otherwise in compliance with laws.

(8) All charges, taxes, surcharges, assessments or penalties imposed by any government agency or public utility as a means of conserving or controlling the consumption of water, gas, electricity, energy sources or products, natural resources, or other products or services.

(b) Indirect or Shared Building Costs.

To avoid the duplication of facilities or services for office buildings in the Tower City area (including the Building) which are under common ownership or control of Landlord or its affiliated entities (“Related Tower City Buildings”), certain services and/or facilities such as administrative management, building and grounds, central energy plant, HVAC service and security (“Common Services or Facilities”) will be furnished to Related Tower City Buildings by affiliated entities of Landlord per Exhibit “CSF” attached hereto and made a part hereof; provided, however, that Landlord’s inclusion of the expenses, costs and disbursements of the Common Services or Facilities (“Shared Expenses”) in the Operating Expenses is subject to the following:

(i) Landlord hereby represents and warrants that the proration of the Shared Expenses shall be calculated in the same manner as Tenant’s Share is calculated and, upon Tenant’s request, Landlord shall provide the backup calculations of area and allocations used;

(ii) The definitions set forth in this Lease for Operating Expenses, Operating Expenses-Exclusions and Operating Expense-Adjustments, and all related definitions, shall apply to all Shared Expenses as well as to non-Shared Expenses.

(iii) With each estimated or actual Operating Expenses, Landlord shall disclose to Tenant those cost centers that are Shared Expenses and those that depend solely on the Building (“Non-Shared Operating Expenses”), and those practices shall be consistent from year to year so long as The Related Tower City Buildings remain the same as of the date of the Lease. Landlord agrees to notify Tenant of any change in The Related Tower City Buildings. In the event the make-up of the Related Tower City Buildings does change, the revised calculations shall be adjusted as necessary in both the Base Year and Comparison Year.

(iv) The provisions of Section 5 shall apply fully to Shared Expenses as well as to Non-Shared Operating Expenses;

(v) Without limiting the foregoing, Landlord represents and warrants that the allocation of Shared Expenses among the Building and the balance of the Related Tower City Buildings on Exhibit CSF has been, and that all allocations of Shared Expenses shall continue to be, calculated in a fair and equitable manner, including, without limitation, without duplication of costs or expenses for management, supervision or otherwise.

(k) “Operating Expenses-Exclusions”—Operating expenses shall exclude the following:

(i) Taxes (as defined in Subparagraph 4(o);

(ii) Costs incurred by Landlord with respect to goods and services (including utilities) supplied to tenants and occupants of the Building to the extent that such tenants and occupants are obligated to directly reimburse Landlord for such costs;

(iii) Costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance proceeds;

(iv) Costs incurred by Landlord with respect to the installation of tenant improvements made for existing and new tenants in the Building;

(v) Depreciation and interest and principal on mortgages encumbering the Building;

(vi) Legal expenses incurred in negotiating, modifying and enforcing the terms of any lease;

(vii) Cost of any capital improvement made after completion of the Building other than those described in clause (j)(a)(4) above, and

(viii) Expenses incurred by Landlord in leasing the Building.

(l) “Operating Expense-Adjustments”—In the event that during any period, whether during the year established for Base Operating Expenses or in any Comparison Year, less than ninety-five percent (95%) of the rentable area of the Building is occupied, the Operating Expenses for both the Base Operating Expenses and the Comparison Year shall be adjusted to what the Operating Expenses for the Comparison Year would have been if ninety-five percent (95%) of the rentable area of the Building had been occupied throughout the such applicable years. As part of Landlord’s statement of Operating Expenses (as provided in Section 5 below), Landlord shall include detailed written evidence of Landlord’s calculation of the Operating Expense-Adjustments to Tenant. Landlord’s calculation of the Operating Expenses and the Operating Expense-Adjustments and all related computations and records shall be conducted and maintained consistently for the Base Year and all Comparison Years.

(m) “Usable Area”—As used in this Lease the term “usable area” measures the actual occupiable area of the Premises and shall mean: (x) with respect to the Premises, the area as computed by measuring the inside finished surface of the dominant portion of the permanent outer walls of the Building, the finished surface of the office side of corridors and other permanent walls which separate the Premises from the Building core or public corridor or common area, and the center line of any partition which separates the Premises from adjoining premises. No deductions shall be made for space occupied by structural or functional columns and projections. In the event the outer wall is solid and without windows, the outer wall bounds shall include six (6) inches of the outer wall thickness; and (y) with respect to the Building, the aggregate of the area of all space in the Building being offered by lease by Landlord as determined in accordance with the aforedescribed method of measurement.

(n) “Rentable Area”—As used in this Lease, the term “rentable area” shall mean (x) with respect to the Premises, the square footage figure on which Tenant’s Annual Base Rent is based which shall be equal to the usable area of the Premises which Tenant actually occupies multiplied by an additional common area factor of one hundred ten and one-tenth percent (110.1%); and (y) with respect to any Building floor, the floor area computed by measuring to the inside finished surface of the dominant portion of the permanent outer Building walls, excluding any major vertical penetrations of the floor.

(o) “Taxes”—The real estate taxes and assessments, special or otherwise, sewer charges, if any, and all payments or service charges to governmental authorities in lieu of real estate taxes or assessments, including expenses incurred in connection with disputing or contesting the amount thereof levied or assessed for the full or partial Comparison Year in question upon or with respect to the Building and the land upon which it is located by federal, state or local governments. Should any governmental authority having jurisdiction impose a tax and/or assessment (other than net income or franchise tax) upon or against the rentals or Additional Charges payable hereunder or on the privilege of renting, leasing or letting real property, either by way of substitution for the taxes and assessment levied or assessed against such land and such buildings, or in addition thereto, such tax and/or assessment shall be deemed to constitute a tax and/or assessment against such land and improvements. To the best of Landlord’s knowledge, information and belief, there are no pending or contemplated tax complaints with respect to the Building.

(p) “Substantial Completion”—As used in this Lease, the term “substantially completed” or “substantial completion” shall mean such time as: (i) the Premises is reasonably ready and available for Tenant’s use and reasonably approved by Tenant; (ii) the Premises has been cleared of all construction materials and is “broom-clean”; (iii) there remains no more than a “punch list” of items of a minor nature to be completed by Landlord’s contractor excluding long-lead delivery items and above-standard items; and (iv) Tenant has been given the opportunity to perform a walk-through inspection of the Demised Premises.

Each of Landlord and Tenant acknowledge that the substantial completion of Landlord’s Work (as hereinafter described) is dependent, in part, upon Landlord’s timely notice to Tenant of Landlord’s need to receive input from Tenant regarding decisions at certain points in the construction schedule attached hereto and made a part hereof as Exhibit “G” and correspondingly, Tenant’s timely response to such Landlord requests. Provided Landlord notifies Tenant of such proposed requests (which shall include sufficient information and range choices for Tenant’s consideration) with respect to each Tenant decision which may be required, to be exercised by notifying both Bob Hart (by telephone 216-337-0768 with confirmation by facsimile to 216-283-8866) and David Harmon (by telephone 614-837-6715 with confirmation by facsimile to 614-837-6715) and its respective due date in order to maintain the construction schedule, then Tenant covenants to respond to Landlord’s request within one (1) business day or such longer time as permitted by Landlord.

5.	ADJUSTMENT OF RENTS AND ADDITIONAL CHARGES:

(a) Operating Expenses and Taxes—In any Comparison Year, Tenant shall pay as Additional Charges, Tenant’s Share of the increase, if any, in Operating Expenses and Taxes for such Comparison Year over and above the Base Operating Expenses (subject to the limitation hereinafter described in subsection [v]) and Taxes. Tenant shall pay such Additional Charges in the following manner:

(i) Prior to the end of each Comparison Year or as soon thereafter as reasonably practicable (but in no event later than April 30 following the end of such Comparison Year), Landlord shall furnish to Tenant a statement showing Landlord’s estimate of Operating Expenses and Taxes for the Comparison Year, the amount of any Additional Charges due from Tenant based upon that estimate and Landlord’s calculation of the Operating Expenses-Adjustment;

(ii) Commencing as of January 1st of each Comparison Year and thereafter as of January 1st of each subsequent Comparison Year, on or before the first day of each calendar month, subject to the limitation hereinafter described in subsection (v), Tenant shall pay Landlord one-twelfth (1/12) of the amount of the estimated Additional Charges due from Tenant for the Comparison Year, as shown by the statement most recently provided by Landlord; provided, however, that for any partial Comparison Year, on or before the first day of each calendar month during any partial Comparison Year within the Lease Term, Tenant shall pay to Landlord a sum equal to the total estimated Additional Charges due from Tenant for that partial Comparison Year (based on the proration in clause (iv) of this Subparagraph) divided by the number of calendar months in that partial Comparison Year (counting any fractional calendar months on a per diem basis as provided in section 5(a)(iv) below). Subject to subparagraph 5(a)(iv) below, if Landlord’s statement is furnished after January 1st of a Comparison Year, on or before the first day of the first calendar month following Tenant’s receipt of Landlord’s statement, in addition to the monthly installment of estimated Additional Charges for the Comparison Year due on that date, Tenant shall pay such amount of the estimated Additional Charges for each calendar month or fraction thereof that has already elapsed in that Comparison Year.

(iii) There shall be a final adjustment at the end of each Comparison Year, to reflect actual Operating Expenses and Taxes as provided in Paragraph 5(c); and

(iv) If the Commencement Date is other than January 1st, or the Lease Term expires or terminates on a day other than December 31st, the Additional Charges payable by Tenant during any partial Comparison Year shall be prorated on a daily basis, based on a 360-day year.

(v) Annual increases in Tenant’s Share of “Controllable Operating Expenses” (as hereinafter defined) shall not exceed four percent (4%) of the corresponding charge for the immediately preceding calendar year on a “cumulative” (as hereinafter defined) basis. “Controllable Operating Expenses” shall mean all Operating Expenses other than “Non-Controllable Operating Expenses” (as hereinafter defined). “Non-Controllable Operating Expenses” shall mean utility charges, insurance premiums and expenses resulting directly from governmental action so long as they otherwise qualify as Operating Expenses. Upon request, Landlord agrees to furnish Tenant reasonably suitable documentary evidence of any increases included in Non-Controllable Operating Expenses. There shall be no limitation on increases in Tenant’s Share of Non-Controllable Operating Expenses and there shall be no automatic or minimum increases in Non-Controllable Operating Expenses. The following examples will serve to illustrate the meaning of the word “cumulative” as applied to capped increases on Controllable Operating Expenses or “COE”: suppose calendar year 2005 COE increases over Base Year 2004 COE were 2.5%, calendar year 2006 COE increases over Base Year 2004 COE were 3.5% and calendar year 2007 COE increases over Base Year 2004 COE were 6.5% and calendar year 2008 COE increases over Base Year 2004 COE were 3.75%. Since actual COE increases in 2005 and 2006 would be below the four percent (4%) cap, Tenant would be responsible only for actual increases but the cumulative differences between the cap and actual increases would be two percent (2%) (1-1/2% in 2005 and .5% in 2006). Landlord could add the two percent (2%) cumulative differences to the four percent (4%) cap in 2007 so Tenant’s Share of COE increases in that calendar year would be capped at six percent (6%). In 2008, Tenant would be responsible only for actual increases (amounting to 3.75%) and Landlord would be entitled to carry forward the difference between the cap and actual of .25% to a subsequent Comparison Year.

(b) Electric Charges—Tenant’s Electric Charges for electric service to the Premises, including but not limited to heating, air conditioning, lights and outlets, shall be separately metered and billed monthly in accordance with Subparagraph 4(g) herein commencing with the Commencement Date.

(c) Final Statement—As soon as practicable after the end of each Comparison Year (but in no event later than April 30 following the end of such Comparison Year), Landlord shall present Tenant with a final statement of actual Operating Expenses and Taxes for that Comparison Year and Landlord’s calculation of the Operating Expenses-Adjustment for that Comparison Year. Within thirty (30) days of presentation of the final statement, Tenant shall pay Landlord, as Additional Charges, any amount due for Tenant’s Share of Taxes and Operating Expenses. Any credit due Tenant for overpayment of Tenant’s Share of Taxes or Operating Expenses shall be credited against the monthly installments of Annual Base Rent next coming due (except that Landlord shall refund to Tenant the amount of any such credit for the final Comparison Year in the Lease Term which amount shall be paid to Tenant within thirty (30) days following the expiration of the Term or any applicable Renewal Term). Tenant shall have ninety (90) days after presentation of Landlord’s final statement of actual Taxes and Operating Expenses within which to object in writing to the accuracy of the statement; after expiration of said ninety (90) day period, Landlord’s statement shall be conclusive and binding on Tenant. Objection by Tenant shall not excuse or abate Tenant’s obligation to make the payments required by this paragraph pending resolution to Tenant’s objection.

(d) Audit of Books and Records—Upon Tenant’s request, made at any time during the ninety (90) day period after the submission of the applicable Landlord’s final statement to Tenant, Landlord shall allow Tenant or Tenant’s agents, upon not less than ten (10) days’ advance notice to Landlord, to examine, during normal business hours at Landlord’s office in Cleveland, Ohio, where such records are kept, such books, purchase orders, invoices, payrolls and other records as may be reasonably necessary in order to permit Tenant to verify the information set forth in Landlord’s final statement of Operating Expenses.

(e) Verification and Disputes—Provided Tenant has timely objected to Landlord’s final statement of actual Taxes and Operating Expenses for either the Base Year or a Comparison Year and such dispute is not resolved by the parties hereto within forty-five (45) days after Tenant’s objection, then an independent firm of certified public accountants shall be selected by lot (the “CPA Firm”). Landlord and Tenant shall each supply the names of two independent certified public accounting firms which are experienced in auditing the books and records of persons owning and/or operating office buildings similar to the Building and an employee of Tenant shall randomly draw one (1) name in the presence of an employee of Landlord. The CPA Firm shall be deemed “independent” if the CPA Firm has not acted in any capacity for either Landlord or Tenant during the previous five (5) years. The CPA Firm shall review the objections raised by Tenant and issue a written determination of the correct amount of Operating Expenses and/or Taxes for the period being examined within ninety (90) days of undertaking the audit. The determination of the CPA Firm shall be conclusive and binding upon the parties. The fees and expenses incurred in obtaining such an opinion shall be borne by the party adversely affected thereby; and if more than one item is disputed and the opinion adversely affects both parties, the fees and expenses shall be borne by the parties in such equitable proportions as are determined by the accountants hearing the matter.

(f) Books and Records—Landlord shall cause to be kept in Cleveland, Ohio, true and complete copies of the books and records of Operating Expenses covering not less than the current calendar year and the three (3) prior calendar years as they begin to accumulate. Landlord shall cause such books and records to be kept in accordance with generally accepted accounting practices for real estate, consistently maintained on an accrual basis. Without limiting the foregoing or any of Landlord’s other obligations hereunder, Landlord agrees that it shall use its commercially reasonable efforts to ensure that the Landlord’s budget shall be consistently prepared and carried out in all years.

6.	BUILDING SERVICES:

Landlord shall furnish Tenant the following services:

(a) Cleaning, and janitor services, standard for the Building as set forth in Exhibit “JS” attached hereto and incorporated herein which reflects the schedule of such services (except for the cleaning and maintenance of Tenant’s computer room and secure facilities which Tenant shall have the right to perform without Landlord’s prior written consent or supervision by Landlord, Tenant shall not engage or provide cleaning, janitor, or maintenance services without Landlord’s prior written consent, and if consent is given, such services shall always be subject to supervision by Landlord, and at Tenant’s sole responsibility and expense);

(b) Heat or air conditioning during “normal business hours” (as hereinafter defined) and for up to fifty (50) additional hours per month at no additional cost to Tenant to accommodate Tenant’s operations outside of normal business hour. However, electricity to operate the heat pumps servicing the Premises shall be at Tenant’s cost and shall be included in Tenant’s monthly electricity bill. If Tenant requires heat and air conditioning service during other than normal business hours in excess of fifty (50) additional hours per month, there will be a Fifteen Dollars ($15.00) hourly per zone charge for central plant condenser water distribution;

(c) Cold and hot water at standard Building temperatures for sanitary purposes only;

(d) Passenger and freight elevator service twenty-four (24) hours per day. To the extent possible, Tenant’s need for freight elevator service shall be scheduled in advance with Landlord or the Building management. Notwithstanding the foregoing, Landlord shall permit Tenant to use the freight elevators to move (i) into the Temporary Space, (ii) into the Premises at any time following receipt of Landlord’s ten (10) business day notice of Substantial Completion, and (iii) out of the Premises, in each instance, such use may be during or after normal business hours at no additional cost to Tenant. If requested by Tenant, provided that both elevators are in working order, Landlord shall provide exclusive use of at least one freight elevator for up to three (3) consecutive days, without charge;

(e) As long as Landlord provides electrical service in said Building, Tenant shall obtain all such service used in the Premises from Landlord and shall pay Landlord the Electric Charges therefor in accordance with metered rates as described in Subparagraph 4(g). Upon not less than sixty (60) days prior written notice to Tenant, Landlord may cease to provide electrical service to the Premises without liability or responsibility to Tenant except to connect, within the period of notice, the electrical system of the Premises with another source of electrical service; thereafter, Tenant shall pay the charges for such service directly to the public utility, or municipal corporation supplying the same upon billings therefor. Tenant shall purchase from Landlord all light bulbs, fluorescent tubes, ballasts or starters used in said Premises provided the cost of the same are at reasonable rates. All expense of maintenance and cleaning of fluorescent lighting equipment including but not limited to the replacement of ballasts and starters located in the Premises shall be borne by Tenant unless such costs are recovered pursuant to product warranties; and all electricity used during cleaning service or alterations and repairs in the Premises shall be paid for by Tenant;

(f) The term “normal business hours” as used in this Paragraph 6 shall mean Monday to Friday, inclusive from 8:00 A.M. to 6:00 P.M. and Saturday mornings from 8:00 A.M. to 1:00

P.M., but excluding all legal holidays. Notwithstanding the foregoing, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week;

(g) Landlord, while not warranting that any of the Building services stipulated in this Paragraph 6 shall be free from interruptions or suspensions caused by repairs, renewals, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to procure such service, or to obtain fuel or supplies, or for other cause or causes beyond Landlord’s reasonable control, shall nevertheless diligently attempt to make such repairs to Building distribution lines and facilities as may be required to restore any such service so interrupted or suspended. An interruption or suspension of, or fluctuation in, any Building service (resulting from any of said cause or causes) shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages, nor relieve Tenant from performance of Tenant’s covenants and agreements hereunder, including, without limitation, Tenant’s obligation to pay Annual Base Rent and Additional Charges. Notwithstanding the foregoing, in the event of any interruption or suspension of such Building services (other than utility services not within Landlord’s control), and such interruption or suspension renders the Premises untenantable for a period greater than forty-eight (48) hours, Annual Base Rent due after forty-eight (48) hours shall be abated until service is restored. In the event such condition continues for a period of thirty (30) consecutive days, Tenant shall have the right, exercisable by written notice to Landlord, to terminate this Lease Agreement.

7.	RIGHTS RESERVED BY LANDLORD:

Landlord reserves the following rights:

(a) To change the street address or name of the Building or the unit number of the Premises. Landlord agrees, however, to notify Tenant of any intended change of Building name or street address not less than ninety (90) days prior to the effective date of such change. Landlord further reserves the right to make changes in the arrangement or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building which do not materially and adversely affect the Premises, access to or from the Premises to the Common Areas of the Building or the Related Tower City Buildings, without liability to or consent of Tenant;

(b) To designate all sources furnishing sign painting, lettering, vending machines, towel or toilet supplies, or other similar services required in the Premises;

(c) To enter during the last ninety (90) days of the Term, if Tenant shall have removed substantially all of Tenant’s property from the Premises, for the purpose of altering, remodeling, repairing, renovating or otherwise preparing the Premises for re-tenanting and in such event the Term of this Lease Agreement shall be deemed terminated as of the date Landlord makes such entry;

(d) Subject to Tenant’s use and enjoyment of the Premises pursuant to this Lease Agreement, to grant anyone the exclusive privilege of conducting any particular business or activity in the Building;

(e) Upon reasonable notice to Tenant, to enter the Premises at all reasonable times; (1) for the making of such inspections, repairs, alterations, improvements or additions of, or to the Premises or the Building as Landlord may deem necessary; (2) to exhibit the Premises to others during the last twelve (12) months of the Term hereunder; and (3) for any purpose whatsoever related to the safety, protection, or preservation of the Premises or of the Building. Notwithstanding the foregoing, Landlord agrees to take reasonable efforts not to cause unnecessary inconvenience to or interruption of Tenant’s occupancy of the Premises and that no such alterations, improvements or additions to the Premises shall materially and adversely affect the Premises without Tenant’s prior consent;

(f) At any time or times Landlord, either voluntarily or pursuant to governmental requirements, may, at Landlord’s expense, make repairs, alterations or improvements in or to the Building or any part thereof, and in emergency situations, Landlord may temporarily close entrances, doors, corridors, elevators or other public facilities in order to perform such repairs, alterations or improvements. Notwithstanding the foregoing, Landlord agrees to take reasonable efforts not to cause unnecessary inconvenience to or interruption of Tenant’s occupancy of the Premises;

(g) To charge Tenant reasonable expenses (excluding overtime or premium costs incurred by Landlord unless expressly approved by Tenant) resulting from repairs, alterations, decorating, or other work performed in the Premises or the Building at Tenant’s request;

7A.	INDEMNITY AND INSURANCE:

(a) Mutual Indemnification.

Tenant shall indemnify and save Landlord harmless from legal action, damages, loss, liability and other expense (including reasonable attorney fees) in connection with loss of life, bodily or personal injury or property damage arising from or out of Tenant’s use or occupancy of the Premises except to the extent that such legal action, damages, loss, liability or other expense results from any act, omission or neglect of Landlord, its respective agents, contractors, employees or persons claiming through it. Landlord shall indemnify and save Tenant harmless from legal action, damages, loss, liability and any other expense (including reasonable attorney fees) in connection with loss of life, bodily or personal injury or property damage, arising from or out of the use of the Common Areas of the Building, except to the extent that such legal action, damages, loss, liability or other expense results from any act, omission or neglect of Tenant, its respective agents, contractors, employees or persons claiming through it.

(b) Tenant’s Insurance.

Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, and during the Term of this Lease or any renewal thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, naming both Tenant and Landlord as insureds, in the amount specified and in the form hereinafter provided for with insurance companies authorized to do business in the state in which the Premises is located and rate A/VII or better in the most current edition of Best’s Insurance Report:

(i) Commercial General Liability Insurance. Tenant shall keep in full force and effect commercial general liability insurance in respect to both direct and indirect damage to buildings, structures or other tangible property or any consequential loss of use of such property, in an amount of not less than $3,000,000 per claim with a $2,000,000 aggregate limit, adjusted annually for inflation, written on a combined single limit per occurrence basis for property damage, personal injury and bodily injury or death of one or more persons.

(ii) Personal Property, Alterations, Improvements and Betterments. To the extent Tenant performs any leasehold improvements or alterations (“Tenant’s Improvements”) to the Premises, Tenant shall at all times, following the completion thereof, maintain in full force and effect a policy(s) of all risk insurance including coverage for sprinkler damage, vandalism and malicious mischief, covering all of Tenant’s Personal Property, including improvements added to the Premises, to the extent of their full replacement costs as updated from time to time during the Term of this Lease.

(iii) Additional Hazards. Tenant agrees that it will not keep, maintain or use in or upon the Premises any article which may be prohibited by the standard form of all risk insurance coverage. Tenant agrees to pay any increase in premium for All Risk Coverage resulting from the maintenance of such prohibited articles that may be charged during the Term of this Lease or renewal period thereof for the amount of any insurance which may be carried by the Landlord on the Premises. Said additional premiums shall be payable by Tenant to Landlord upon ten (10) days written notice to Tenant.

(iv) Blanket Policies. Tenant may maintain any of its required insurances under blanket policies of insurance covering the Premises and any other premises of Tenant, or companies affiliated with Tenant, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy.

(v) Policy(s) and/or Certificates of Insurance. The above mentioned policy(s) or certificate(s) of insurance are to be provided by Tenant to Landlord prior to occupancy and at least annually thereafter or as requested by the Landlord. The coverage evidenced by the policy(s) or certificate(s) of insurance will be with insurance company(s) acceptable to the Landlord and will be for a period of not less than one (1) year, and will provide that the Landlord be given written notice thirty (30) days prior to the expiration, material alteration, cancellation, non-renewal or replacement of the existing policy(s), with the further understanding that should the Tenant fail to furnish said notice or policies as is provided in this Lease, and at the times herein provided, the Landlord may obtain such insurance and the premiums on such insurance shall be deemed Additional Charges to be paid by the Tenant to the Landlord upon demand.

(vi) Notice of Loss. Tenant shall notify Landlord forthwith in the event of any damage to persons or property occurring on the Premises from fire, any other casualty, or serious injury.

(c) Landlord’s Insurance.

Landlord covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant and during the Term of this Lease or any renewal thereof, Landlord will carry and maintain, with regard to the Building, the following types of insurance, in the amounts specified and in the form hereinafter provided for with insurance companies authorized to do business in the state in which the Premises is located and rated A/VII or better in the most current edition of Best’s Insurance Report:

(i) Commercial General Liability Insurance. Landlord shall keep and maintain in full force and effect commercial general liability insurance in an amount not less than $3,000,000, adjusted annually for inflation, written on a combined single limit per occurrence basis for property damage and personal and bodily injury or death of one or more persons.

(ii) All Risk Coverage and Rental Income Insurance. Landlord shall, at all times, keep and maintain in full force and effect all risk policy(s) of insurance, including coverage for sprinkler damage, vandalism and malicious mischief, covering the roof, structural portions and perimeter walls of the Building and Premises (excluding Tenant’s fixtures, merchandise, other personal property and Tenant’s Improvements, if any) in an amount not less than their full replacement cost (exclusive of the cost of excavations, foundations and footings) updated from time to time during the Term of this Lease or the amount of such insurance which Landlord’s mortgage lender may require Landlord to maintain, whichever is greater.

(iii) Landlord may maintain any of its required insurance under blanket policies of insurance covering said Premises and any other premises of the Landlord or companies affiliated with the Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

(iv) Policy(s) and/or Certificates of Insurance. Landlord shall provide certificates of insurance to Tenant prior to occupancy and thereafter as requested by the Tenant but no more frequently than annually.

(d) Waiver of Subrogation.

Notwithstanding anything to the contrary contained elsewhere in this Lease, or prohibited by law, neither Landlord nor Tenant shall be liable to the other party or to any insurance company insuring the other party by way of subrogated rights, or otherwise, for any loss or damage caused by fire or any other hazard or peril to any building structure, or other tangible property, or any resulting loss of income that is insurable, even though such loss or damage may have been occasioned by the negligence of such party, its agents or employees.

(e) Landlord Not Responsible for Acts of Others.

Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage to their person or property resulting from the acts or omissions of persons occupying space adjoining or adjacent to the Premises or connected to the Premises or any other part of the Building caused by such events as breaking or falling of electrical cables and wires, the breaking, bursting, stoppage or leaking of water, gas, sewer or steam pipes.

8.	DELIVERY AND SURRENDER OF POSSESSION:

(a) If Landlord shall be unable to deliver possession of the Premises to Tenant by July 19, 2004 (the “Outside Date”) because of any reason other than delays by Tenant in rendering timely decisions as provided in Paragraph 4(o) and Exhibit “G”:

(i) Tenant shall receive an abatement of Annual Base Rent (and shall not be obligated to pay any Additional Charges) to be calculated as follows: (the sum of two (2) days Base Annual Rent) multiplied by the number of days following the Outside Date that possession is delayed;

(ii) Tenant agrees to accept the foregoing as liquidated damages, in full satisfaction for the failure of Landlord to deliver possession by the Outside Date by reason of said delay, and to the exclusion of all other claims and rights which Tenant might otherwise have by reason of delivery of possession not being made by the Outside Date.

(b) Subject to the provisions of Paragraph 4(o), taking of possession by Tenant of the Premises shall be conclusive evidence as against Tenant that the Premises is in good order and satisfactory condition when Tenant so takes possession except for latent defects, punch list items, other matters discovered by Tenant within one (1) year following the Commencement Date. No representation respecting the condition of the Premises or the Building has been made by Landlord to Tenant unless contained herein; and no promise of Landlord to prepare, alter or improve the Premises for Tenant’s use and occupancy shall be binding upon Landlord unless contained herein or in Exhibit “B.” This Lease does not grant any rights to light or air over property except over public ways kept open by public authority, and Landlord shall not be liable to Tenant for any expense, injury, death, loss or damages resulting from work done in, or upon, by reason of the use of, any adjacent or nearby building, land or public or private way.

(c) At the expiration, or earlier termination in any manner, of the Term hereof, Tenant shall quit and surrender the Premises broom clean together with all installations, improvements and alterations (including partitions) which may have been installed by Landlord or Tenant. The Premises shall be in as good condition and repair as when possession was delivered, reasonable use and wear, loss or damage by fire, the elements or other casualty not resulting from the willful or negligent acts of Tenant, Tenant’s agents, employees, or invitees excepted, failing which Landlord may restore the Premises to such condition and Tenant shall pay the cost thereof.

9.	LOSS OR DAMAGE TO PROPERTY:

All personal property belonging to Tenant or to any other person located in or about the Premises or the Building shall be there at the sole risk of Tenant or such other person, and neither Landlord nor Landlord’s agents or employees shall be liable for the theft or misappropriation thereof, nor for any damage or injury thereto, nor for death or injury of Tenant or any other person or damage to property caused by water, snow, frost, steam, heat, cold, dampness, falling plaster, explosions, sewers or sewerage, gas, odors, noise, the bursting or leaking of pipes, plumbing, electrical wiring, and equipment and fixtures of all kinds, unless such damage or injury was proximately caused by the negligent act or omission of Landlord or its agents or employees or by any act or neglect of other tenants or occupants of the Building.

10.	HOLDING OVER:

If Tenant shall hold over and beyond the Term of this Lease with the consent expressed or implied of Landlord, such holding over shall be construed to be a tenancy only from month to month and for the first ninety (90) days, shall be at one hundred twenty-five percent (125%) of then Annual Base Rent and thereafter shall be increased to one hundred fifty percent (150%) of the then Annual Base Rent, plus all Additional Charges as above specified for such time as Tenant may continue its occupancy. Notwithstanding anything contained herein to the contrary, nothing contained in this subparagraph shall be deemed or construed to give Tenant the right to hold over. Tenant shall not be permitted to hold over if Landlord gives Tenant not less than ninety (90) days prior written notice before the expiration of the Term of this Lease that Tenant may not hold over.

11.	ASSIGNMENT AND SUBLETTING:

Tenant shall not, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed; (a) assign, mortgage, hypothecate or convey this Lease or any interest therein; (b) allow any transfer hereof or any lien upon Tenant’s interest by operation of law; (c) sublet occupancy of the Premises or any part thereof by anyone other than Tenant. Consent to any such assignment, conveyance, or subletting by Landlord shall not operate as a waiver of the necessity for a consent to any subsequent assignment, conveyance or subletting, and the terms of such consent shall be binding upon any person holding by, under, or through Tenant. Such consent shall not relieve Tenant from liability hereunder for the payment of Annual Base Rent and Additional Charges or performance or observance of any of the terms and conditions of this Lease. Notwithstanding the foregoing, Tenant may assign, sublease or convey its interest in this Lease Agreement to a subsidiary or affiliate of Tenant or a successor by merger or reorganization to Tenant, without Landlord’s consent provided that a copy of the assignment, sublease or corporate merger or reorganization instrument is delivered to Landlord within thirty (30) days after consummation of the transaction.

12.	ALTERATIONS—PERSONAL PROPERTY:

(a) Tenant shall not make any structural alterations, additions, improvements or other changes in or to the Premises or the Building, or attach, affix or build therein any improvement or installation without Landlord’s prior written consent in each and every instance which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, provided Tenant notifies Landlord prior thereto, Tenant may make non-structural alterations costing up to Twenty-Five Thousand Dollars ($25,000.00) without the consent of Landlord. Landlord’s approval of any plans, specifications or drawings for Tenant’s alterations shall, however, create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance the requirements of governmental agencies or authorities.

Before any work which requires Landlord’s consent is done or any materials therefor are delivered on the Premises or into the Building, Tenant shall provide Landlord with plans, specifications, names of contractors, copies of contracts and necessary permits; shall indemnify and hold harmless Landlord against liens, costs, damages and expenses of all kinds; and shall submit to Landlord’s reasonable supervision of said work; provided, however, Landlord shall not be entitled to a supervision fee in connection with such supervision. Any installation of special equipment including intermittent operating equipment must have the prior approval of Landlord and they may be subject to special charges and regulations. Any new or additional electrical facilities required to service equipment installed by Tenant and all changes in existing electrical facilities in or servicing the Premises required by Tenant (if permitted) shall be installed, furnished or made by Landlord at Tenant’s expense. Tenant may not install, or arrange to have installed, any air conditioning equipment without receiving Landlord’s prior written approval; and any such equipment installed without said approval, it shall, if required by Landlord, be removed at Tenant’s sole expense;

(b) Any alterations or improvements made by Tenant or its contractors shall be performed in such a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery services or any other services in the Building. In the event there shall be any such stoppage or impairment as a result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute, including, but not limited to (i) removing all disputants from the job site until such time as the labor dispute no longer exists, (ii) seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor, and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

(c) With respect to any mechanic’s liens filed against either Tenant’s leasehold estate in the Premises or Landlord’s fee simple title interest in the Building as a result of work performed at the request or on behalf of Tenant, Tenant shall indemnify and save harmless the Landlord against all loss, liability, costs, attorney’s fees, damages or interest charges as a result of any such lien. Tenant shall, within thirty (30) days of the filing of any such lien and written notice given to Tenant, remove, pay of cancel said lien or secure the payment of any such lien or liens by bond or other security acceptable to Landlord.

(d) Tenant shall have the right at all times and at its own expense to contest and defend on behalf of the Tenant or Landlord any action involving the collection, validity or removal of such lien or liens, upon giving adequate security to the Landlord for payment of such lien.

(e) Landlord or its affiliated entity is a party to a local union trade agreement which requires that Tenant and common area construction and/or leasehold improvements be performed by union trades unless the union trade bid is, in the exercise of Tenant’s reasonable business judgment, not economically feasible. Tenant shall perform or cause Tenant’s contractor to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery services or any other services in the Building. In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute.

13.	LANDLORD’S REPAIR OBLIGATION:

Landlord agrees to maintain and repair the public portions of the Building in accordance with the standards of a downtown first-class non-institutional office building. Landlord agrees to maintain, repair or replace, as necessary, at its sole cost and expense, all structural portions of the Building, including the Premises and all mechanical, HVAC, electrical and plumbing systems within the Premises and elsewhere which serve the Premises (or the disrepair or malfunction of which could damage or disrupt use of the Premises) or which serve the common area of the Building including all windows and window coverings accessible from the Premises. Landlord also agrees to make any and all repairs to the Premises (except as hereinafter provided) and to repair and/or restore, at its sole cost and expense, any and all damage to the Premises (except as hereinafter provided) and to repair and/or restore, at its sole cost and expense, any and all damage to the Premises or to Tenant’s furniture, fixtures or equipment which may be caused by the act or neglect of Landlord, or its contractors or employees. All repairs required to be made as a result of Tenant’s misuse or neglect of the Premises or of damage to, or defacement of, the Building or any part thereof, by reason of Tenant’s tenancy therein shall be made at Tenant’s expense. Notwithstanding anything contained herein to the contrary, Landlord shall be responsible for complying with the requirements of the ADA that are applicable to the Premises at Landlord’s sole cost and expense. Without limiting the foregoing, and in addition to Landlord’s TIA Work, prior to the Commencement Date, Landlord shall repair and cause the windows to be professionally cleaned (to the extent reasonably practicable given the fact that the windows are over seventy [70] years old), the exterior windows in the Premises, including washing the windows inside and out and cleaning the metal frames and shall repair the wall damage and related damage in the areas to be specified by Tenant.

14.	INTENTIONALLY OMITTED.

15.	UNTENANTABILITY:

Unless all or substantially all of the Building is made unfit for occupancy by fire or other casualty, acts of God or other cause, if the Premises shall be partially damaged by fire or other casualty, this Lease shall remain in full force and effect and the damage to the Premises shall be repaired by the Landlord, and the rent until such repairs shall be made shall be abated on a per diem basis proportionate to the extent and for the period that the Premises are unfit for occupancy. Landlord shall incur no liability on account of any delay in the completion of such repairs which may arise by reason of adjustment of insurance, labor difficulties or any other cause beyond Landlord’s control. If all or substantially all of the Premises or the Building are made unfit for occupancy by fire or other casualty, acts of God or other cause, Landlord shall repair, restore or rehabilitate the Premises or the Building at Landlord’s expense. In such event, rent shall be abated on a per diem basis proportionate to the extent and for the period that the Premises are unfit for occupancy, provided that if such repairs are not restored or repaired within two hundred ten (210) days after commencement of such restoration or repair, as mutually agreed by Landlord and Tenant, then: (a) Tenant shall have the right to terminate this Lease, as of the date when the Premises were rendered untenantable, by notice to Landlord not later than sixty (60) days from the date Landlord and Tenant acknowledge that the Premises are incapable of being repaired or restored within the aforesaid two hundred ten (210) day period. If, during the final two (2) years of the Term (as may be extended), all or substantially all of the Premises or the Building are made unfit for occupancy by fire or other casualty, acts of God or other cause, Landlord may elect to terminate this Lease as of the date when the Premises or the Building are so made unfit for occupancy, by written notice to Tenant within ninety (90) days after that date unless, within thirty (30) days following receipt of Landlord’s notice to terminate, Tenant exercises an Option to Renew. Any termination of this Lease pursuant to this Section 15 shall be effective as of the date when the Premises were rendered untenantable. In the event neither Landlord or Tenant elect to terminate this Lease, Landlord shall proceed to diligently repair, restore or rehabilitate the Premises, as improved and supplemented, at Landlord’s expense, as soon as reasonably possible after Landlord is able to take possession of the damaged Premises and undertake reconstruction or repairs. In the event of termination of this Lease pursuant to this Section 15, Annual Base Rent shall be apportioned on a per diem basis up to the effective date of such termination.

16.	DEFAULT BY TENANT:

All rights and remedies of Landlord herein set forth are in addition to any and all rights and remedies allowed by law and equity.

(a) If any voluntary or involuntary petition or similar pleading under any Act of Congress relating to bankruptcy shall be filed by or against Tenant, or if any voluntary or involuntary proceedings in any court or tribunal shall be instituted by or against Tenant to declare Tenant insolvent or unable to pay Tenant’s debts, then and in any such event Landlord may avail itself of all rights and remedies afforded or available to it under the Bankruptcy Reform Act of 1978 and any subsequent amendments thereto.

(b) If Tenant shall fail to pay the Annual Base Rent and Additional Charges reserved herein when due, or within ten (10) days after notice from Landlord that said Annual Base Rent and/or Additional Charges has not been paid, or defaults in the prompt and full performance of any of Tenant’s covenants and agreements hereunder and said default is not corrected within thirty (30) days after notice from Landlord of said default; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such matter shall not constitute a default so long as Tenant commences to cure such default within said thirty (30) day period and thereafter diligently and continuously undertakes to complete the same, or if the leasehold interest of Tenant be levied upon and Tenant shall not have the lien removed within thirty (30) days after notice from Landlord of said lien or levy under execution or be attached, or if Tenant makes an assignment for the benefit of creditors or if a receiver be appointed for any property of Tenant, or if Tenant abandons the Premises, then and in any such event Landlord may, if Landlord so elects, and with or without notice of such election and with or without further demand whatsoever, forthwith terminate this Lease and Tenant’s right or possession of the Premises, or Landlord may, without terminating this Lease, terminate Tenant’s right to possession of the Premises.

(c) Upon the termination of this Lease, or upon the termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and Landlord may enter into and repossess the Premises with or without process of law and remove all persons and property therefrom in the same manner and with the same rights as if this Lease had not been made, and for the purpose of such entry and repossession, Tenant waives any notice provided by law or otherwise to be given in connection therewith.

(d) If Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease as above provided, Landlord may remove from the Premises any and all property found therein and such repossession shall not release Tenant from Tenant’s obligation to pay the rent reserved herein. After any such repossession by Landlord without termination of the Lease, Landlord shall make reasonable efforts to relet the Premises, or any part thereof, as agent of Tenant to any person, firm or corporation and for such time and upon such terms as Landlord, in Landlord’s sole discretion, may determine. Landlord may make repairs, alterations and additions in and to the Premises and redecorate the same to the extent reasonably deemed by Landlord necessary, and Tenant shall, upon demand, pay the reasonable cost thereof together with Landlord’s expenses (including any broker’s commission) of reletting. If the rents and Additional Charges collected by Landlord upon any such reletting are not sufficient to pay monthly the full amount of the rent and Additional Charges reserved herein together with the costs of such repairs, alterations, additions, redecorating and expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand.

(e) Any and all property which may be removed from the Premises by Landlord may be handled, removed, stored or otherwise disposed of by Landlord at the risk and expense of Tenant, and Landlord shall in no event be responsible for the preservation of safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against the said property so long as the same shall be in Landlord’s possession or under Landlord’s control. If any property shall remain in the Premises or in the possession of Landlord and shall not be removed by Tenant within a period of seven (7) days from and after the time when the Premises are either abandoned by Tenant or repossessed by Landlord under the terms of this Lease, said property shall conclusively be deemed to have been forever abandoned by Tenant.

(f) If Tenant shall default in performing any term, covenant or condition of this Lease on the part of Tenant to be performed by Tenant, which default may be cured by the expenditure of money, Landlord at Landlord’s option may, but shall not be obligated to, on behalf of Tenant, expend such sum as may be necessary to perform and fulfill such term, covenant or condition, and any and all sums so expended by Landlord, with interest thereon at the rate of two percent (2%) per month from the date of such expenditure, shall be deemed to be Additional Charges, in addition to the Annual Base Rent, and shall be repaid by Tenant to Landlord on demand but no such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default nor shall it affect any other remedy of Landlord by reason of such default.

17.	SUBORDINATION OF LEASE:

Provided Tenant has received a fully executed recordable subordination, nondisturbance and attornment agreement (a “Nondisturbance Agreement”) in form reasonably satisfactory to Tenant in each instance, which agreement must provide that, (a) if there shall be a foreclosure of a superior mortgage, such mortgagee will not make Tenant a party defendant to such foreclosure, evict Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such mortgagee on the same terms and conditions as are contained in this Lease (subject to the provisions hereinafter set forth), provided no default beyond the expiration of applicable notice and cure periods shall have occurred and be continuing hereunder, and (b) if a superior lease shall terminate or be terminated for any reason, such lessor will not make Tenant a party in any action to terminate such superior lease or to remove or evict Tenant from the Demised Premises, nor disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such lessor on the same terms and conditions as are contained in this Lease (subject to the provisions hereinafter set forth), provided no default beyond the expiration of applicable notice and cure periods shall have occurred and be continuing, then, this Lease shall be subject and subordinate to the lien of any mortgage or mortgages, deed or deeds of trust and ground lease or leases which may now or hereafter affect the Building or the land of which the Premises are a part or both, and to all renewals, extensions, replacements, amendments or modifications of any such mortgages, deeds of trust or ground leases. Tenant acknowledges that in the event of the enforcement by Landlord’s mortgagee of the remedies provided by law or its mortgage, any person succeeding to Landlord’s position hereunder as a result of such enforcement shall not be bound by any payment of Annual Base Rent or Additional Charges for more than one (1) month in advance of its due date. Without limiting the foregoing, if any mortgage has been granted by Landlord prior to the date of this Lease and remains in effect, Landlord shall provide a Nondisturbance Agreement in the form attached hereto and made a part hereof as Exhibit “SNDA” from the mortgagee thereunder to Tenant contemporaneously with this Lease.

18.	NOTICES:

Except as provided in section 4(p), in every instance where it shall be necessary or desirable for Landlord or Tenant to serve any notice or demand upon the other, such notice or demand shall be deemed sufficiently given or made if, in writing, if sent by personal delivery, by registered or certified mail (or by express mail, if available), return receipt requested, or by courier guaranteeing next business day delivery and furnishing a receipt in evidence thereof, and the time of giving or making such notice or demand shall be deemed to be the time when the same is received or rejected. Notices shall be delivered to the following addresses:

Tenant:	Education Loan Servicing Corporation
MK Ferguson Plaza
1500 West Third Street, Suite 125
Cleveland, Ohio 44113
Attention: Chief Executive Officer

And

Education Loan Servicing Corporation
12760 High Bluff Drive, Suite 210
San Diego, California 92130
Attention: General Counsel

Landlord:	Post Office Plaza Limited Partnership
Terminal Tower
50 Public Square, Suite 1100
Cleveland, Ohio 44113-2267
Attention: General Counsel

19.	ACCESS TO BUILDING:

Tenant, for Tenant and for Tenant’s agents, employees, licensees and invitees, agrees that all such persons desiring to enter or leave the Building at other than normal business hours, shall use such entrances or exits as may be designated by Landlord, and shall comply with Building security regulations established from time to time (provided any such changes shall not materially and adversely affect Tenant’s access to the Premises) by Landlord with respect to identification, registration, method of signaling for admission, etc., so as to establish the right of such persons to enter or to leave the Building. Notwithstanding the foregoing, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week by virtue of magnetic card access system.

20.	COMMON AREAS:

Tenant and Tenant’s agents, employees, licensees, and invitees shall have the right to use, in common with Landlord and Landlord’s tenants and the agents, employees, licensees and invitees of each, the public sidewalks, entrances, lobbies, vestibules, stairways, corridors, passenger and freight elevators, public toilets and other public areas of the Building and the Tower City Related Buildings, subject, however, to applicable Building rules, regulations and security measures. Tenant and Tenant’s agents, employees, licensees and invitees shall not obstruct or litter, or use for storage (temporary or otherwise) or for the display of merchandise or services or for any purpose other than the intended and normal purpose, any of said public sidewalks, entrances, lobbies, vestibules, stairways, corridors, passenger and freight elevators, public toilets and other public areas of said Building; and no floor mats or runners shall be placed by Tenant in any Building corridor, lobby or vestibule.

21.	INTENTIONALLY OMITTED.

22.	EMINENT DOMAIN:

Tenant agrees with Landlord that if the whole or a substantial part of the Premises shall be appropriated, condemned, taken or otherwise acquired by any public or quasi-public authority under the power of eminent domain, condemnation or other proceedings so as to render the Premises untenantable, this Lease and the estate hereby created shall terminate and wholly expire on the date title shall vest in the acquiring authority, and all rent and Additional Charges shall be prorated and adjusted as of said date. In no event whatsoever shall Tenant have any claim against Landlord by reason of any appropriation, condemnation or taking the whole or any part of the Premises or of said Building, nor shall Tenant have any claim to the amount, or any portion thereof, that may be awarded as damages or paid as a result of such appropriation and taking. Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all amounts awarded or paid by reason of such appropriation, condemnation and taking, provided however, that none of the foregoing is meant to deprive the Tenant from claiming moving expenses, displacement expenses or the like solely from the acquiring authority. If a part of the Premises shall be taken or conveyed but the Premises remains tenantable and adequate for Tenant’s use, in Tenant’s reasonable opinion, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations, and improvements as may be necessary to render the part not taken or conveyed tenantable; and the rent shall be reduced in proportion to the part of the Premises so taken or conveyed. Notwithstanding the foregoing, Tenant shall have the right to recover from such authority, but not from Landlord, (a) the future value of Tenant’s leasehold estate, (b) such compensation as may be awarded to Tenant on account of moving and relocation expenses and (c) such other compensation to which Tenant may be entitled under law provided that any such compensation awarded to Tenant does not and shall not reduce any compensation or award to Landlord.

23.	NO WAIVER:

(a) No receipt of money by Landlord from Tenant with knowledge of the breach of any covenants of this Lease, or after the termination hereof, or after the service of any notice, or after the commencement of any suit, or after final judgment for possession of the Premises shall be deemed a waiver of such breach, nor shall it reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.

(b) No delay on the part of either Landlord or Tenant in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other, or further, exercise thereof or the exercise of any other right, power or privilege.

(c) No act done or thing said by either Landlord or Tenant Landlord or their respective agents or employees shall constitute a cancellation, termination or modification of this Lease, or a waiver of any covenant, agreement or condition hereof, nor relieve the other from their respective obligations hereunder. Any waiver or release and any cancellation, termination, or modification of this Lease by either Landlord or Tenant must be in writing signed by the party to be charged.

24.	ESTOPPEL CERTIFICATES:

Each of Landlord and Tenant agree at any time, upon not less than ten (10) days prior written request by the other, to execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there has been modifications, that the same is in full force as modified and stating the modifications), the dates to which the Annual Base Rent and Additional Charges have been paid in pursuance to this Lease and such other certification concerning the Lease as may be reasonably required by Landlord, Landlord’s mortgagee or Tenant. Each further agrees that said statement may be relied upon by any prospective purchaser of the fee or mortgage, assignee of any mortgage on the fee of the Premises or potential sublessee or assignee, provided the only effect of such statement shall be to preclude the declarant from asserting any fact or position contrary to that set forth in such statement.

25.	INTENTIONALLY OMITTED.

26.	RULES AND REGULATIONS:

Tenant and Tenant’s agents, employees and invitees shall faithfully observe, and strictly comply with the Rules and Regulations appearing at the end of this Lease and made a part hereof as Exhibit “D”, and with such further reasonable Rules and Regulations as Landlord may, after notice to Tenant, from time to time adopt; provided the same are not in conflict with this Lease. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or the agents, employees, licensees or invitees of such other tenant. Notwithstanding anything contained in this Lease to the contrary, Tenant shall only be obligated to comply with the rules and regulations of Landlord to the extent that they do not discriminate against, and are not applied so as to discriminate against Tenant, do not materially increase the costs of Tenant to operate at the Premises, do not materially interfere with the operations at the Premises, and do not conflict with any of the provisions of this Lease.

27.	BROKER:

Landlord and Tenant acknowledge that Brandon Wiant Converse, Ltd. (“Tenant’s Acknowledged Broker”) and CB Richard Ellis (“Landlord’s Acknowledged Broker”) may be entitled to a fee for broker’s services rendered in bringing together the parties to this Lease. Landlord shall be responsible for paying whatever fee is determined to be due and owing to both Tenant’s Acknowledged Broker and Landlord’s Acknowledged Broker. Landlord and Tenant each represents and warrants that, other than Tenant’s and Landlord’s Acknowledged Brokers, no other broker negotiated or was instrumental in negotiating or consummating this Lease and that no other real estate commission is payable in connection with this Lease. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against payment of or liability for any real estate commission and for all costs and expenses, including reasonable attorney’s fees, arising in connection with any defense or claim caused by the breach of the representations made in this paragraph.

28.	ENTIRE AGREEMENT:

This Lease contains the entire agreement between the parties hereto and shall not be modified in any manner except by an instrument in writing executed by said parties or their respective successors in interest. If more than one person or entity or a combination thereof comprise “Tenant”, their liability hereunder shall be joint and several.

29.	RECORDING:

This Lease shall not be recorded, but either party may record a Lease Memorandum describing the property herein demised, the Term of this Lease and other pertinent matters. The party requesting that the Lease Memorandum be recorded shall prepare and pay all costs of preparation and recording of the Lease Memorandum and the other party agrees to execute at any and all times such instruments as may be required for such recording.

30.	PARAGRAPH HEADINGS:

The paragraph headings appearing in this Lease are inserted only as a matter of convenience and for reference purposes, and in no way define, limit or describe the scope and intent of this Lease or any paragraph hereof nor in any way affect it.

31.	QUIET ENJOYMENT:

If Tenant shall: (i) pay the rent reserved, the Additional Charges stipulated herein and other amounts to be paid by Tenant to Landlord; and (ii) well and faithfully keep, perform and observe all of the covenants, agreements and conditions herein stipulated to be kept, performed and observed by Tenant, Tenant shall at all times during the Term of this Lease have the peaceable and quiet enjoyment, possession, occupancy and use of the Premises without hindrance of Landlord or any person lawfully claiming under Landlord, subject, however, to the terms of this Lease and any instrument provided for in Paragraph 17.

32.	GUARANTY:

Education Lending Group, Inc., a Delaware corporation, agrees to guarantee performance and payment of all of Tenant’s obligations under this Lease pursuant to the Guaranty attached hereto and made a part hereof.

Paragraphs numbered 33 through 37 are annexed hereto in Rider “A” consisting of pages (i) through (iii).

The following Exhibits are either attached hereto or are included by reference.

Exhibit “A”	—	Premises Diagram—Attached

Exhibit “B”	—	Architectural and MEP Demolition Permit Package dated February 23, 2004 and Structural Steel and Steel Stair Building Permit Package dated February 27, 2004, prepared by Creative Process dated February 13, 2004—Not Attached

Exhibit “B-1”	—	Landlord’s TIA Work—Attached

Exhibit “CSF”	—	Description of Allocable Common Services and Facilities—Attached

Exhibit “D”	—	Rules and Regulations—Attached

Exhibit “F”	—	GLA Analysis—Attached

Exhibit “G”	—	Construction Schedule—Attached

Exhibit “SNDA”	—	Subordination, Non-Disturbance and Attornment Agreement—Attached

Exhibit “TS”	—	Diagram of Temporary Space Area—Attached

Exhibit “JS”	—	Janitorial Services—Attached

Exhibit “RSR”	—	Diagram of Right of Second Refusal Space—Attached

IN WITNESS WHEREOF, Tenant and Landlord have executed triplicate counterparts of this LEASE as of the day, month and year first above shown.

LANDLORD: POST OFFICE PLAZA LIMITED PARTNERSHIP, an Ohio limited partnership

By:	Post Office Building Co., General Partner

By:	/s/ Duane F. Bishop, Jr.

Duane F. Bishop, Jr., Vice President

TENANT: EDUCATION LOAN SERVICING CORPORATION, a Delaware corporation
By:	/s/ Douglas L. Feist

Douglas L. Feist Executive Vice President and Secretary

STATE OF OHIO                        )

                            ) SS:

COUNTY OF CUYAHOGA       )

BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above named POST OFFICE PLAZA LIMITED PARTNERSHIP, an Ohio limited partnership, by Post Office Building Co., General Partner, by Duane F. Bishop, Jr., its Vice President, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed personally and the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Cleveland, Ohio, this 16th day of March, 2004.

/s/ Nancy K. Fabriziana

Notary Public

STATE OF CALIFORNIA  )

                    ) SS:

COUNTY OF SAN DIEGO )

BEFORE ME, the undersigned Notary Public, in and for said County and State, personally appeared the above named EDUCATION LOAN SERVICING CORPORATION, a Delaware corporation, by Douglas L. Feist its Executive Vice President and Secretary, who acknowledged that he/she did sign the foregoing instrument and that the same is his/her free act and deed and the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at San Diego, California, this 10th day of March, 2004.

/s/ Larana J. Fraser

Notary Public

RIDER “A”

33.	ANNUAL BASE RENT:

(a)	Rate:

Months	Annual Base Rent	Monthly Base Rent	Rate Per Square Foot of Rentable Area of Space

Commencement Date to date First-Take Down Space is occupied (as provided in Section 35 below, “First Take-Down Date” or “FTDD”)	$250,976.00	$20,914.67	16,192 rsf @ $15.50

FTDD—date Second Take-Down Space is occupied (as provided in Section 35 below, “Second Take-Down Date” or “STDD”)	$311,581.00	$25,965.08	20,102 rsf @ $15.50

STDD-60	$371,767.50	$30,980.63	23,985 rsf @ $15.50

61-120	$395,752.50	$32,979.38	23,985 rsf @ $16.50

(b)	Rent Adjustment:

Final Space Re-Measurement. If a field-verification or CAD measurement of the Premises following substantial completion of Landlord’s Work should reveal a different usable area than that set forth in Paragraph 1 hereof, which would, in turn, cause a corresponding change in the rentable area of the Premises then, in such event, the Annual Base Rent will be correspondingly increased or decreased, as the case may be, subject to the reasonable prior approval of Tenant. Landlord shall cause to be delivered to Tenant concurrently with the Lease and at any time a re-measurement shall take place, a certificate from Landlord’s architect certifying to the accuracy of the calculation of the square footage of the Premises.

34.	LEASEHOLD IMPROVEMENTS:

(a) Landlord agrees to cause to be performed, at Landlord’s sole cost and expense, the work more particularly described in Exhibit “B” and based on mutually approved plans and specifications dated (“Landlord’s Base Building Work”). In addition, Landlord agrees to cause to be performed the work more particularly described in “Exhibit B-1” attached hereto and made a part hereof (“Landlord’s TIA Work”) subject to “Landlord’s Work Cost Threshold” as hereinafter described. Both Landlord’s Base Building Work and Landlord’s TIA Work shall be performed by Landlord’s contractor in a lien-free, good and workmanlike manner. Though included in Landlord’s TIA Work and to be performed by Landlord’s contractor, all costs approved by Tenant in advance and in writing related to data, cabling and security shall be borne by Tenant. Landlord and Tenant acknowledge and agree that Landlord’s TIA Work, as the same has been projected as of the date of this Lease, is expected to cost (exclusive of architectural and engineering fees and the costs of demolition (including removal of the mezzanine), construction of the stairway and repair or replacement of windows and blinds, all of which shall be borne solely by Landlord as part of Landlord’s Base Building Work and shall not be counted against Landlord’s Work Cost Threshold) no more than Eight Hundred Seventy-One Thousand Four Hundred and 00/100 Dollars ($871,400.00) ($40.00 per square foot of Premises Usable Area) (“Landlord’s Work Cost Threshold”). Subject to Section 34(b), any Excess Costs over and above Landlord’s Work Cost Threshold shall be borne equally (50-50) by Landlord and Tenant.

(b) Notwithstanding the foregoing and to the extent Tenant has requested enhancements to either Landlord’s Base Building Work or Landlord’s TIA Work following the date of this Lease, as such requests have been made in writing (“Enhancements”), Landlord shall initially bear the costs of such Enhancements and the actual cost of such Enhancements shall be handled as follows: at Tenant’s option, up to Fifty-Four Thousand Four Hundred Sixty-Two and 50/100 Dollars ($54,462.50) ($2.50 per square foot of Premises Usable Area of 21,785 square feet), to the extent the same is actually incurred, may be added to Annual Base Rent at an interest rate of Ten Percent (10%) over the ten (10) year term of the Lease and the balance of such costs above the foregoing amount shall be paid by Tenant to Landlord in cash within thirty (30) days of the date Landlord delivers its written invoice for such costs.

(c) Landlord hereby agrees to allow Tenant to inspect the Premises from time-to-time over the course of Landlord’s Work.

35.	MANDATORY TAKE-DOWN OF ADDITIONAL SPACE:

By no later than the beginning of the sixteenth (16th) month of the Lease term following the Commencement Date, Landlord shall deliver to Tenant and Tenant shall be obligated to take possession of and pay Annual Base Rent and Additional Charges with respect to approximately 3,551 square feet of usable area and 3,910 square feet of rentable area as more particularly shown as “Phase II” on Exhibit “A” (“First Take-Down Space”). Whenever Tenant occupies the First Take-Down Space, the Lease will be amended to reflect the inclusion of such space as of the date (the “First Take-Down Date” or “FTDD”) such space is occupied, the increase in Annual Base Rent and the proportionate increase in Tenant’s Share. By no later than the beginning of the twenty-fifth (25th) month of the Lease term following the Commencement Date, Landlord shall deliver to Tenant and Tenant shall be obligated to take possession of and pay Annual Base Rent and Additional Charges with respect to approximately 3,527 square feet of usable area and 3,883 square feet of rentable area as more particularly shown as “Phase III” on Exhibit “A” (“Second

Take-Down Space”). Whenever Tenant occupies the Second Take-Down Space, the Lease will be amended to reflect the inclusion of the space as of such date (the “Second Take-Down Date” or “STDD”), the increase in Annual Base Rent and the proportionate increase in Tenant’s Share.

36.	RIGHT OF SECOND REFUSAL TO LEASE ADDITIONAL SPACE:

Provided Tenant is not then in default of this Lease beyond all applicable notices and opportunities to cure the same, and, if during the term, as may be extended (excluding the last two 2 years thereof), Landlord shall desire to lease then-available space in the Building which is proximate to the Premises as more particularly shown on Exhibit “RSR” attached hereto and made a part hereof (“Subject Space”) and which has been first offered to but rejected by Chase Management, before offering the Subject Space for Lease to third-party prospective lessees, Landlord shall first offer the Subject Space to Tenant on the same terms and conditions as those pursuant to which Landlord desires to lease the Subject Space. Within ten (10) business days following Tenant’s receipt of notice from Landlord of the availability of the Subject Space and the rental, rate and other terms and conditions (“Landlord’s Notice”), Tenant must notify Landlord, in writing, of its election to lease such space on the terms set forth in Landlord’s Notice. If Tenant fails to accept such offer within the time period herein specified, all rights hereunder to Tenant with respect to Landlord’s Notice shall be deemed waived; provided, however, that Tenant’s rights under this section 36 shall remain applicable to subsequent Landlord offers until such time as the Subject Space is actually occupied. If Tenant shall accept such offer within the time period herein specified, Landlord shall promptly deliver to Tenant a proposed Lease Amendment setting forth the terms and conditions pursuant to which the Subject Space will be added to the Premises. The parties agree to use diligent and good faith efforts to agree upon the other terms and conditions. If Tenant and Landlord fail to come to an agreement on the terms, all rights of Tenant under this section with respect to such space shall be deemed to be null and void and of no further force and effect; provided, however, that Tenant’s rights under this section 36 shall remain applicable to subsequent Landlord offers until such time as the Subject Space is actually occupied. In the event that Tenant does not exercise the foregoing rights within the required time period, all and any such rights shall be deemed to be null and void and of no further force and effect upon expiration of the applicable time period; provided, however, that Tenant’s rights under this section 36 shall remain applicable to subsequent Landlord offers until such time as the Subject Space is actually occupied. In the event the Subject Space is not added to the Premises, but rather, leased to a third-party tenant, it may be necessary for Landlord to construct a corridor across a portion of the Premises (as more particularly illustrated on attached Exhibit “RSR”) to gain access to the Subject Space. If this should be necessary, Landlord shall, at it sole cost and expense, be responsible for the design and construction of a temporary barricade and a new demising wall (subject to all applicable laws and building codes) to separate the Premises from such new corridor and all reasonable costs of Tenant incurred as a result of Landlord’s work (including, without limitation, costs which may need to be incurred to relocate Tenant’s cubicles and the wiring associated with each), which costs shall be reimbursed by Landlord within fifteen (15) days following receipt of Tenant’s written demand therefor. Tenant shall remove all items from the area in question to accommodate Landlord’s work. In such event, the new demising wall shall be constructed in such a manner as to provide natural light through nine foot (9’) wide glass insets approximately six feet (6’) high, between each of the five (5) columns comprising the new demising wall separating the Premises from the new corridor. Further, Landlord and Tenant shall amend this Lease to reflect the reduction in rentable square feet as of the date that is five (5) business days prior to the date upon which Landlord commences its construction of such new demising wall. Landlord shall perform Landlord’s construction in a good and workmanlike manner and other than as specifically provided by this paragraph, shall not materially and adversely affect (i) the Premises, (ii) access to or from the Premises to the Common Areas of the Building, or (iii) Tenant’s operation of its business (such that Landlord shall be required to perform such construction work during such times as Tenant is not operating its business (Landlord hereby acknowledges that Tenant’s anticipated hours of operation will be Monday to Saturday, 8:00 a.m. to 9:00 p.m., inclusive) and that Landlord shall take all steps necessary to minimize noise, dust and other such effects of construction).

37.	TEMPORARY SPACE; PRE-POSSESSION:

(a) During the performance of Landlord’s work, Tenant shall be entitled to occupy space on the northern side of the Building (“Temporary Space”) as more particularly shown on Exhibit “TS” attached hereto and made a part hereof, at no cost to Tenant except utilities consumed while occupying the Temporary Space. The Temporary Space will be delivered to Tenant in “as-is,” “where-is,” condition and Landlord shall not be obligated to perform any improvements to the Temporary Space. Tenant agrees to vacate the Temporary Space by no later than the Commencement Date of this Lease.

(b) Tenant, upon receipt of Landlord’s notice that the Premises is Substantially Completed, shall have the right to enter into and occupy the Premises for no less than ten (10) business days for the purpose of installing personal property and equipment required for the operation of Tenant’s business. Tenant shall have provided to Landlord all certificates of insurance required pursuant to this Lease. Such entry and occupancy by Tenant shall not be deemed to be the occupancy of the Premises for the conduct of its business.

GUARANTY

FOR VALUE RECEIVED and in consideration for and as an inducement to Landlord for entering into the Lease dated March 10, 2004, by and between POST OFFICE PLAZA LIMITED PARTNERSHIP, an Ohio limited partnership, hereinafter called “Landlord” and EDUCATION LOAN SERVICING CORPORATION, a Delaware corporation, hereinafter called “Tenant”, to which this Guaranty is attached, the undersigned EDUCATION LENDING GROUP, INC., a Delaware corporation (“Guarantor”), jointly and severally hereby guarantees to Landlord, its successors and assigns, the full performance and observance of all the covenants, conditions, and agreements therein provided to be performed and observed by Tenant, its successors and assigns, and expressly agree that the validity of this agreement and the obligations of Guarantor hereunder shall in no way be terminated, affected, or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the within Lease, or by reason of the waiver by Landlord of, or the failure of Landlord to enforce any of the terms, covenants, and conditions of said Lease, or the granting of any indulgence or extension of time to Tenant, all of which may be given or done without notice to Guarantor. Guarantor waives demand and notice of default in the payment of rent, additional rent, or any other amounts contained or reserved in said Lease, or notice of a breach of non-performance of any of the covenants, conditions, or agreements contained in said Lease. Guarantor further covenants and agrees that this agreement and Guaranty is absolute and unconditional and shall remain and continue in full force and effect as to any amendment, modification, renewal or extension of the within Lease, to all of which the undersigned hereby consents in advance.

Guarantor further agrees that its liability under this agreement and Guaranty shall be primary, and that in any right of action which shall accrue to Landlord under the within Lease, Landlord may, at its option, proceed against the undersigned without having given any demand or notice or commenced any action, or having obtained any judgment against Tenant.

No assignment or any other transfer of Tenant’s interest in the within Lease shall operate to extinguish or diminish the liability of the undersigned under this agreement and Guaranty. No bankruptcy, insolvency, or any other debtors relief proceedings shall operate to release or discharge this Guaranty or the obligations of Guarantor hereunder.

IN WITNESS WHEREOF, the undersigned has caused this agreement and Guaranty to be duly executed this 10th day of March, 2004.

EDUCATION LENDING GROUP, INC. a Delaware corporation

By:	/s/ Robert deRose

Robert deRose Chief Executive Officer

STATE OF CALIFORNIA  )

                    ) SS:

COUNTY OF SAN DIEGO )

BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above named EDUCATION LENDING GROUP, INC. by Robert deRose, its Chief Executive Officer, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at San Diego, California this 10th day of March, 2004.

/s/ Larana J. Fraser

Notary Public